UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

          FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2014

Autobytel Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2014, Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”) and Jeffrey H. Coats, the Company’s President and Chief Executive Officer, entered into an amendment and restatement of Mr. Coats’ employment agreement (Mr. Coats’ employment agreement, as amended and restated, is referred to in this Current Report on Form 8-K as the “Coats Employment Agreement”). The Coats Employment Agreement governs the terms of Mr. Coats’ employment with the Company for a period of three years commencing April 3, 2014; provided, however, that Mr. Coats’ employment is at will and can be terminated at any time, with or without cause, by either party.
Mr. Coats is entitled to a base annual salary of $495,000 during the term of the Coats Employment Agreement, subject to annual review by the Company’s Board of Directors (or the Compensation Committee thereof).  Mr. Coats’ base annual salary cannot be reduced without Mr. Coats’ consent.  Mr. Coats is also eligible to receive an annual incentive bonus opportunity targeted at 85% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.
Under the Coats Employment Agreement, Mr. Coats is entitled to all customary benefits afforded generally to executive officers of Autobytel, including any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board.  Autobytel will pay or reimburse Mr. Coats for all reasonable business expenses incurred by Mr. Coats while employed by the Company.
If Mr. Coats’ employment is terminated by the Company without “cause” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement, or if Mr. Coats terminates his employment with “good reason” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement, Mr. Coats is entitled to a lump sum payment equal to his annual base salary, as well as reimbursement or payment of the premiums for continuation of his medical, dental and vision insurance benefits under COBRA (Consolidated Omnibus Budget Reconciliation Act) for a period of twelve months after the employment termination date.  In the event of a termination of Mr. Coats’ employment upon, or within eighteen months following, a change in control (as defined in the Coats Employment Agreement) of the Company that occurs during the term of Mr. Coats’ employment, Mr. Coats is entitled to a lump sum payment equal to 1.75 times his annual base salary plus his target annual incentive opportunity.  The Company is not obligated to make additional payments to Mr. Coats to compensate for his additional tax obligations if Mr. Coats’ compensation is deemed to be excess parachute payments under the Internal Revenue Code.  Payment of the severance benefits under the Coats Employment Agreement is conditioned on Mr. Coats’ execution of a general release of claims in favor of Autobytel.

The foregoing is a brief description of the Coats Employment Agreement and does not purport to be complete and is qualified in its entirety by reference to the Coats Employment Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

99.1	Second Amended and Restated Employment Agreement dated April 3, 2014, between Autobytel Inc. and Jeffrey H. Coats

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2014	Autobytel Inc., a Delaware corporation
	By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

INDEX OF EXHIBITS

Exhibit No.               Description of Document
99.1	Second Amended and Restated Employment Agreement dated as of April 3, 2014, between Autobytel Inc. and Jeffrey H. Coats

5